EXHIBIT 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 25, 2020, with an effective date of March 23, 2020 (the “Effective Date”), by and between AudioEye, Inc., a Delaware corporation with an address at 5210 E. William Circle #750, Tucson, AZ 85711 (the “Company”), and Heath Thompson, a natural person (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive desires to be employed by the Company as its Chief Executive Officer (the “Position”) and the Company wishes to employ Executive in such capacity.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.       Employment and Duties. The Company agrees to employ Executive and Executive agrees to serve in the Position. Executive shall report to the Board of Directors of the Company (the “Board”). The duties and responsibilities of Executive shall include the duties and responsibilities typical of a Chief Executive Officer and such other duties and responsibilities as the Board, or the Executive Chairman of the Board, or the Chairman of the Board may from time to time reasonably assign to Executive.

Executive shall devote all of his business time, attention, and energies to the business of the Company, provided that nothing in this Section 1 shall prohibit Executive from (a) serving as a director or trustee of any charitable or educational organization or (b) engaging in additional activities in connection with personal investments and community affairs, as long as these additional activities do not materially interfere, individually or collectively, with the performance of the duties and responsibilities of Executive, and these activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 14.

2.       Term. This Agreement and Executive’s employment shall commence on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”) unless earlier terminated pursuant to Section 6 or Section 12. Unless either party gives the other written notice of termination of the Agreement at least thirty (30) days before the expiration of the Initial Term (a “Non-Renewal Notice”), this Agreement will be automatically renewed for an additional one (1) year term (the “Subsequent Term”), unless earlier terminated pursuant to Section 6 or Section 12. Unless either party provides a Non-Renewal Notice to the other before the expiration of the Subsequent Term, this Agreement will be automatically renewed for successive additional one (1) year terms (each such term referred to as an “Additional Term”), unless earlier terminated pursuant to Section 6, Section 12, or either party gives a Non-Renewal Notice before the expiration of the relevant Additional Term. The “Term” shall mean the Initial Term plus any time after the Initial Term that Executive is employed by the Company, including but not limited to the Subsequent Term and any relevant Additional Terms. For the avoidance of doubt, the restrictions in Sections 13 and 14 of this Agreement that apply after employment ends, and the provisions of Sections 9 and 17, shall survive the expiration of the Term.

3.       Place of Employment. Executive’s job site shall be at the AudioEye satellite corporate office, or such other location where the Board may decide to establish operations, within the metropolitan area of Atlanta, Georgia. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.       Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive a base salary (the “Base Salary”) during the Term at an annual rate of $400,000 per year unless the parties mutually agree to modify the Base Salary prior to the commencement of the next applicable Additional Term. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5.       Bonuses.

(a)       The Company agrees to pay Executive a one-time cash sign-on bonus of $150,000 (the “Sign-On Bonus”), to be paid within thirty (30) days following the Effective Date. If Executive’s employment with the Company is terminated by the Company with Cause at any time during the Term or if Executive resigns without Good Reason less than twelve (12) full months after the Effective Date, Executive agrees to repay the full amount of the Sign-On Bonus. Executive further agrees that Executive will repay the Sign-On Bonus by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(b)       During the Initial Term, Executive shall be eligible to receive two (2) cash performance bonuses, each worth a target value of $75,000 (individually, an “Initial Term Performance Bonus” and collectively, the “Initial Term Performance Bonuses”), if the Company and Executive meet or exceed certain performance targets to be adopted by the Compensation Committee of the Board (the “Compensation Committee”). Executive shall be responsible for proposing the relevant performance targets for each of the Initial Term Performance Bonuses to the Compensation Committee, but only those performance targets actually adopted by the Compensation Committee, in its discretion, shall apply to the Initial Term Performance Bonuses. The Compensation Committee shall solely determine whether the Company and Executive have satisfied the relevant performance targets. The first Initial Term Performance Bonus shall be evaluated based on the Company and Executive’s performance from the Effective Date through the end of the second quarter of calendar year 2020. If Executive is employed by the Company as of the last day of the second quarter of calendar year 2020 and if the Compensation Committee, in its sole discretion, determines that the first Initial Term Performance Bonus has been earned based on the satisfaction of the relevant performance targets, Executive shall be paid within thirty (30) days after the Company’s 2020 second quarter financial statements are approved by the Audit Committee of the Board (the “Audit Committee”) for inclusion in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, but, in any event, any payment shall be made no later than March 15, 2021. The second Initial Term Performance Bonus shall be evaluated based on the Company and Executive’s performance throughout all of calendar year 2020. If Executive is employed by the Company as of January 1, 2021 and if the Compensation Committee, in its sole discretion, determines that the second Initial Term Performance Bonus has been earned based on the satisfaction of the relevant performance targets, Executive shall be paid within thirty (30) days after the Company’s 2020 year-end financial statements are approved by the Audit Committee for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, but, in any event, any payment shall be made no later than March 15, 2022.

(c)       During the Subsequent Term, Executive shall be eligible to receive two (2) performance bonuses, each worth a target value of $125,000 (individually, a “Subsequent Term Performance Bonus” and collectively, the “Subsequent Term Performance Bonuses”), if the Company and Executive meet or exceed certain performance targets to be adopted by the Compensation Committee. Executive shall be responsible for proposing the relevant performance targets for each of the Subsequent Term Performance Bonuses to the Compensation Committee, but only those performance targets actually adopted by the Compensation Committee, in its discretion, shall apply to the Subsequent Term Performance Bonuses. The Compensation Committee shall solely determine whether the Company and Executive have satisfied the relevant performance targets. The first Subsequent Term Performance Bonus shall be evaluated based on the Company and Executive’s performance during the first and second quarters of calendar year 2021. If Executive is employed by the Company as of the last day of the second quarter of calendar year 2021 and if the Compensation Committee, in its sole discretion, determines that the first Subsequent Term Performance Bonus has been earned, Executive shall be paid within thirty (30) days after the Company’s 2021 second quarter financial statements are approved by the Audit Committee for inclusion in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, but, in any event, any payment shall be made no later than March 15, 2022. The second Subsequent Term Performance Bonus shall be evaluated based on the Company and Executive’s performance throughout all of calendar year 2021. If Executive is employed by the Company as of January 1, 2022 and if the Compensation Committee, in its sole discretion, determines that the second Subsequent Term Performance Bonus has been earned, Executive shall be paid within thirty (30) days after the Company’s 2021 year-end financial statements are approved by the Audit Committee for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, but, in any event, any payment shall be made no later than March 15, 2023. The Subsequent Term Performance Bonuses will be paid in a combination of cash and Restricted Stock Units (“RSUs”) of the Company, with such combination to be determined by the Compensation Committee taking into consideration the mix requested by Executive.

(d)       During each Additional Term, Executive shall be eligible to receive one performance bonus per year worth a target value of $250,000 (the “Additional Term Performance Bonus”), if the Company and Executive meet or exceed certain performance targets to be adopted by the Compensation Committee. Executive shall be responsible for proposing the relevant performance targets for the Additional Term Performance Bonus to the Compensation Committee, but only those performance targets actually adopted by the Compensation Committee, in its discretion, shall apply to the Additional Term Performance Bonus. The Compensation Committee shall solely determine whether the Company and Executive have satisfied the relevant performance targets. The Additional Term Performance Bonus shall be evaluated based on the Company and Executive’s performance throughout the entire calendar year with which the Additional Term Performance Bonus corresponds (“Additional Term Performance Bonus Year”). If Executive is employed by the Company as of January 1 of the year immediately following the Additional Term Performance Bonus Year and if the Compensation Committee, in its sole discretion, determines that the Additional Term Performance Bonus has been earned, Executive shall be paid within thirty (30) days after the Company’s year-end financial statements for the Additional Term Performance Bonus Year are approved by the Audit Committee for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31 of the Additional Term Performance Bonus Year, but, in any event, any payment shall be made no later than March 15 of the year that is two (2) years immediately following the Additional Term Performance Bonus Year. The Additional Term Performance Bonus will be paid in a combination of cash and RSUs of the Company, with such combination to be determined by the Compensation Committee taking into consideration the mix requested by Executive.

6.       Severance Compensation. The Company may terminate Executive’s employment by providing written notice of the termination date pursuant to Section 12(h), subject to any additional notice requirements for a termination for “Cause” set forth in Section 12(c).

(a)       If the Company terminates Executive’s employment for a reason other than Executive’s death, Disability, or Cause, or if Executive terminates his employment for Good Reason, and with respect to clause (iv), subject to Executive’s satisfying the Release conditions described in Section 6(c), then the Company shall pay or provide all of the following to Executive: (i) reimbursement of any and all reasonable business expenses paid or incurred by Executive through the termination date in connection with and related to the performance of Executive’s duties and responsibilities for the Company; (ii) receipt of any accrued but unused vacation through the termination date in accordance with Company policy, as in effect as of the date of termination; (iii) receipt of any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company; and (iv) receipt of an amount equal to a portion of the Executive’s Base Salary, as set forth in Section 6(b) below (all of these payments listed in clauses (i) through (iv) are collectively the “Separation Payment”).

(b)       The Base Salary portion of the Separation Payment described in Section 6(a)(iv) above shall be six (6) months of Executive’s Base Salary (at the rate that was in effect at the time of termination), less Base Salary paid to Executive for any portion of the Notice Period (defined below) that Executive is directed by the Company not to work.

(c)       Subject to the condition that Executive executes an agreement releasing the Company and its affiliates from any liability associated with Executive’s employment with the Company in form and terms satisfactory to the Company (the “Release”) and that all time periods imposed by law permitting cancellation or revocation of the Release by Executive shall have passed or expired (the “Release Effective Date”), the Company will pay Executive any amount owed pursuant to Section 6(a)(iv) on the Company’s regular payroll dates starting on the first payroll date following the Release Effective Date (and the payment on such first payroll date will include all payments that were not paid between the last day of employment and such first payroll date). Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the date of termination, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the date of termination.

7.       Initial Equity Award. The Company will recommend to the Compensation Committee that: (a) Executive be awarded RSUs covering 88,766 of the Company’s common stock under the AudioEye, Inc. 2019 Equity Incentive Plan (the “Plan”); and (b) such granted RSUs vest annually in equal installments over a three (3) year period from the date the RSUs are awarded, subject to Executive’s continued employment on each vesting date; provided, however, that if a change in control occurs (as determined under the terms of the Plan), any such remaining unvested RSUs shall be subject to the terms of the Plan relating to such change in control. RSUs approved by the Compensation Committee will be awarded to Executive subject to Executive’s execution of an award agreement acceptable to the Company.

8.       Deductions and Withholdings. The Company shall deduct and withhold, from all payments made pursuant to this Agreement, including but not limited to the Base Salary, all applicable taxes, including income tax, FICA and FUTA, and other deductions and withholdings required by law.

9.       Clawback Rights. All amounts paid to Executive by the Company during the Term and any time thereafter (other than Executive’s Base Salary, the Sign-On Bonus, the Initial Term Performance Bonuses, the Subsequent Term Performance Bonuses, any Additional Term Performance Bonus, accrued but unused vacation, reimbursement of expenses pursuant to Section 10, and the Separation Payment) and any and all stock based compensation (such as options, stock, stock unit, and other equity awards) granted during the Term and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to the Company’s “Clawback Rights” as follows: during the period that Executive is employed by the Company and upon the termination or expiration of Executive’s employment and for a period of three (3) years thereafter, if any of the following events occur, Executive agrees to repay or surrender to the Company the Clawback Benefits if a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results which were later restated, but only to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board, if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within ninety (90) days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. For the avoidance of doubt, nothing in this Section 9 shall infringe on Executive’s entitlement to the Base Salary.

The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee (or the Board, if there is no Compensation Committee) in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

10.       Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

11.       Other Benefits; Vacation. During the Term, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans to the extent provided by the Company generally to its employees (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees, subject to the terms and conditions, including eligibility provisions, of any such Benefit Plans, which may be amended or terminated from time to time. During the Term, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year, which if not taken, will accrue and be carried forward into the next year. No carry forward of vacation past the second year will be granted without the approval of the Compensation Committee. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than twenty (20) consecutive days shall be taken at any one time without the advance written approval of the Board.

12.       Termination of Employment.

(a)       Death. If Executive dies during the Term, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors: (i) any earned but unpaid Base Salary accrued through the date of death, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the date of death, and (iii) any accrued but unused vacation through the date of death in accordance with Company policy.

(b)       Disability. In the event that, during the Term Executive shall be prevented from performing, with or without reasonable accommodation, his essential duties and responsibilities of the Position by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors: (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and (iii) any accrued but unused vacation through the termination date in accordance with Company policy. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of the essential duties of the Position for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

(c)       By the Company for Cause.

(1)       At any time during the Term, the Company may terminate this Agreement and Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall consist of a termination due to the following, as specified in the Notice of Termination provided pursuant to Section 12(h) (and in each case Executive fails to cure within thirty (30) days of delivery of such Notice of Termination, except as to clauses (E) or (F), which shall not be subject to cure): (A) Executive’s failure to substantially perform the fundamental duties and responsibilities associated with the Position for any reason other than a physical or mental disability, including Executive’s failure or refusal to carry out reasonable instructions; (B) Executive’s breach of any material written Company policy; (C) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (D) Executive’s material breach of the terms of this Agreement; (E) Executive being arrested or charged with any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (F) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).

(2)       Prior to any termination for Cause, and subsequent to any applicable thirty (30) day period of time within which Executive may be permitted to cure, Executive will be given five (5) business days after receiving the Notice of Termination to make a written request to appear (with counsel) before the full Board to present information regarding his views on the Cause event. If Executive appears before the Board, then at least a majority vote of the full Board is required to terminate him for Cause.  If Executive fails to make a written request for an appearance before the Board within five (5) business days after delivery of the Notice of Termination, then the termination for Cause will be effective at the end of that five (5) day period. After providing the notice in the foregoing sentence, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this Section 12(c) has been made.

(3)       Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive: (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and (iii) any accrued but unused vacation through the termination date in accordance with Company policy.

(d)       By the Company for a Reason Other than Cause, Death or Disability. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company for a reason other than Cause, death, or Disability by providing a Notice of Termination to Executive at least thirty (30) days prior to the intended date of termination, provided, however, the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of such thirty (30) day notice period (the “Notice Period”), but will continue to pay the Base Salary and provide benefits to Executive through the end of the Notice Period. The payments that the Company will make to Executive (or, following his death, to Executive’s heirs, administrators or executors) in the event that the Company terminates this Agreement and Executive’s employment with the Company for a reason other than Cause, death or Disability, are described in Section 6.

(e)       By Executive with Good Reason.

(1)       At any time during the Term, subject to the conditions set forth in Section 12(e)(2) below, Executive may terminate this Agreement and Executive’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without Executive’s written consent, to Executive of a title that is not an officer title; or (B) a material breach by the Company of this Agreement.

(2)       Notwithstanding any provision of Section 12(e) to the contrary, Executive shall only be entitled to terminate this Agreement for Good Reason if: (i) he shall have delivered Notice of Termination to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred (the “Good Reason Date”) of his intention to terminate this Agreement and his employment with the Company for Good Reason, and such Notice of Termination specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason; (ii) the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice; and (iii) Executive’s employment with the Company ends within one hundred and twenty (120) days after the Good Reason Date.

(3)       The payments that the Company will make to Executive (or, following his death, to Executive’s heirs, administrators or executors) in the event that Executive terminates this Agreement and his employment with the Company for Good Reason are described in Section 6.

(4)       Notwithstanding anything herein to the contrary, the benefits to Executive under this Agreement shall be reduced by the amount of any insurance proceeds payable to Executive, as determined by the Company, but only to the extent that such reduction would not cause adverse tax consequences under Section 409A of the Code (as defined below).

(f)       By Executive without Good Reason. At any time during the Term, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing a Notice of Termination to the Company at least thirty (30) days prior to the intended date of termination; provided, however, the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of the Notice Period, but will continue to pay the Base Salary and provide benefits to Executive through the end of the Notice Period. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive: (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive through the termination date in connection with and related to the performance of Executive’s duties and responsibilities for the Company, and (iii) any accrued but unused vacation through the termination date in accordance with Company policy.

(g)       Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 80% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Company common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company, or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Company common stock or securities convertible, exercisable or exchangeable into Company common stock directly from the Company, or (B) any acquisition of Company common stock or securities convertible, exercisable or exchangeable into Company common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(h)       Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and for a termination for Cause, Disability or for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, provided, however, that failure to provide timely notification shall not affect the employment status of Executive.

(i)       In the event of a termination of Executive’s employment with the Company for any reason, Executive agrees not to disparage the Company or its Board members, officers or other senior management employees, or say or do anything that will adversely impact the Company’s business practices or the reputation of the Company or its Board members, officers or management employees. Notwithstanding the foregoing, this Section 12(i) does not apply to Executive in (i) filing any pleading, or providing truthful oral or written testimony, in any administrative, arbitration or judicial proceeding, (ii) providing information pursuant to subpoena, court order, or similar legal process, (iii) reporting violations of any law or regulation, or otherwise providing truthful information, to any government or regulatory agencies, or in any document required to be filed with the SEC, or (iv) otherwise engaging in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd Frank Act, or any rules or regulations issued thereunder, including, without limitation, SEC Rule 21F-17.

13.       Confidential Information.

(a)       Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to proprietary and confidential information relating to the business of the Company, its subsidiaries and their respective businesses, that he is aware of only as a consequence of his employment, and which has value to the Company because it is not generally known to this Company’s competitors (“Confidential Information”), including but not limited to, information regarding its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and its business plans and financial information Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, use, reveal, divulge, disclose or make known to any person, any Confidential Information acquired or created by Executive during the course of his employment. Nothing in this Section 13 prohibits Executive from using or disclosing Confidential Information, in the course and scope of his employment, to employees and/or agents of the Company who have a need to know and/or receive such Confidential Information to perform their duties on behalf of the Company. The provisions of this Section 13 shall survive the termination of Executive’s employment hereunder for so long as the information at issue meets the definition of “Confidential Information.” Confidential Information shall not include : (i) information which was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) information voluntarily disclosed to the public by the Company, except where such public disclosure is made by Executive without authorization from the Company; (iii) information which was independently developed and disclosed by others; (iv) information which has lawfully entered the public domain; or (v) information obtained from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information.

(b)       Executive affirms that he will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)       In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, and (iii) information that he reasonably believes may be needed for tax purposes.

(d)       Notwithstanding any provision of this Agreement to the contrary, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

14.       Non-Competition and Non-Solicitation.

(a)       Executive agrees and acknowledges that the restrictions set forth herein are reasonable and necessary to protect the Company’s legitimate business interests and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the technology, software, and related products and services developed or provided by the Company and its affiliates relating to ADA-related and other digital accessibility compliance requirements and enhancements are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) and that Executive’s responsibilities extend throughout the Territory (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the Term, the definition of Territory shall be automatically expanded to cover such other areas in which the Company did business at the time Executive’s employment with the Company terminates). For purposes of this Agreement, the “Business” of the Company means: the development, marketing and sale and licensing of technology, software, and related products and services relating to ADA and other digital accessibility federal, state and local compliance requirements. Executive further acknowledges and agrees that the Territory, scope of prohibited competition with the Business, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 14 shall survive the termination of Executive’s employment hereunder.

(b)       Executive hereby agrees and covenants that he shall not during the Restricted Period and within the Territory, without the prior written consent of the Company, directly or indirectly:

(1)       perform services the same or substantially similar to those he provides to the Company pursuant to this Agreement for any person or entity in competition with the Company in the Business;

(2)       Recruit, solicit or hire, or attempt to recruit, solicit or hire any current or former employee, or independent contractor of the Company who was employed by or contracted with the Company any time during the final year of Executive’s employment with the Company, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Company in the Business; or

(3)       Attempt to solicit or accept from any customer of the Company, with whom Executive had material contact during the last year of Executive’s employment with the Company for the purpose of offering, selling or providing any product or service competitive with the Company’s Business with such customer.

With respect to the activities described in Sections 14(b)(1), (2), (3) and (4) above, the restrictions of this Section 14(b) shall apply during the Term and until one (1) year after the termination of Executive’s employment with the Company (including upon expiration of the Agreement) (the “Restricted Period”); provided, however, that if this Agreement or Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, then the restrictions of this Section 14(b) shall terminate concurrently with the termination and shall be of no further effect. In the event that any provision of this Section 14 is determined by a court of competent jurisdiction to be unenforceable, such provision shall not render the entire Section 14 unenforceable but, to the extent possible, the court may appropriately modify this Section 14 to render such provision enforceable.

15.       Inventions. All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (i) are directly relevant to the Company’s business as then constituted, (ii) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (iii) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 10 or otherwise) and without any additional compensation of any kind to Executive.

16.       Section 409A.

The provisions of this Agreement are intended to comply with or meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any payment otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Any remaining payment(s) will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit, to the extent and in a manner consistent with Section 409A.

17.       Miscellaneous.

(a)       Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 13 or Section 14 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 13 or Section 14 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)       Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)       During the Term, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)       This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company (it being understood that the Plan and RSU award agreement shall apply to RSUs that may be awarded pursuant to Section 7), supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)       This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)       The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)       All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County of Cobb, State of Georgia.

(i)       This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)       Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to fully perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of all of his obligations under this Agreement will not conflict with any agreement to which Executive is a party. The parties agree that Executive’s breach of this Section 17(j) shall constitute a material breach of this Agreement as described in Section 12(c)(1) herein.

(k)       The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY:

AUDIOEYE, INC.

By:	/s/ Carr Bettis
	Name:	Carr Bettis
	Title:	Executive Chairman

EXECUTIVE:

/s/ Heath Thompson
Heath Thompson

16